Exhibit 10.41
Nordstrom, Inc.
1997 Stock Option Plan
Non-qualified Stock Option Agreement
Time Vested Options
A NON-QUALIFIED STOCK OPTION GRANT for the number of shares of Common Stock (hereinafter the “Option”) as noted on your Notice of Grant of Stock Options, of Nordstrom, Inc., a Washington Corporation (the “Company”), is hereby granted to the “Optionee.” The option price is determined as provided in, and subject to, the terms, definitions and provisions of the Nordstrom, Inc. 1997 Stock Option Plan (the “Plan”) adopted by the Company, which is incorporated by reference herein. The Options are subject to the following:
1. OPTION PRICE. The option price is one hundred percent (100%) of the fair market value of the Company’s Common Stock, as determined by the New York Stock Exchange closing price on the date of the grant, as noted on your Notice of Grant of Stock Options.
2. VESTING AND EXERCISING OF OPTIONS. These Options shall vest and be exercisable in accordance with the provisions of the Plan as follows: (a) Schedule of Vesting and Rights to Exercise.
Years Following Grant of Options Percent of Options Vested
After 1 year 25%
After 2 years 50%
After 3 years 75%
After 4 years 100%
(b) Method of Exercise. These Options shall be exercisable by a written notice which shall:
(i) state the election to exercise the Options, the number of shares, the total option price, name, address and social security number of the Optionee;
(ii) be signed by the person entitled to exercise the Options; and
(iii) be in writing and delivered to Nordstrom Executive Benefits (either directly or through a stock broker).
Alternatively, the Company may require that all or certain stock option exercises be made through a designated stock broker. Procedures for these exercises shall be disseminated to the Optionee.
Payment of the purchase price of any shares with respect to which Options are being exercised shall be by check or bank wire transfer, or may be by means of the surrender of shares of Common Stock previously held by Optionee, having a fair market value at least equal to the exercise price. The certificate or certificates or shares of Common Stock as to which the Options shall be exercised shall be registered in the name of the person or persons exercising the Options unless another person is specified. Options hereunder may not at any time be exercised for a fractional number of shares.
(c) Restrictions on Exercise. These Options may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the exercise of these Options, the Company may require the person exercising the Options to make any representation and warranty to the Company as the Company’s counsel advises and may be required by any applicable law or regulation.
3. NONTRANSFERABILITY OF OPTIONS. These Options may not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee. The terms of these Options shall be binding upon the executors, administrators, heirs, successors, and assignees of the Optionee.

4. TERMINATION OF EMPLOYMENT. Except as set forth below, these Options may only be exercised while the Optionee is an employee of the Company. If an Optionee’s employment is terminated, the Optionee or his or her legal representative shall have the right to exercise the Options after such termination as follows:
(a) If the Optionee dies, the persons to whom the Optionee’s rights have passed by will or the laws of descent and distribution may exercise such rights. If these Options were granted at least six (6) months prior to death, they shall continue to vest and may be exercised during the period ending four (4) years after the Optionee’s death, but in no event later than ten (10) years after the date of grant.
(b) If the Optionee’s employment is terminated due to his or her embezzlement or theft of Company funds, defraudation of the Company, violation of Company rules, regulations or policies, or any intentional act which harms the Company, such Options, to the extent not exercised as of the date of termination, shall be terminated as of that date.
(c) If the Optionee’s employment is terminated due to his or her disability, as defined in Section 22(e)(3) of the Internal Revenue Code, these Options, if granted at least six (6) months prior to such termination, shall continue to vest and may be exercised during the period ending four (4) years after termination, but in no event later than ten (10) years after the date of grant.
(d) If the Optionee’s employment is terminated due to his or her retirement upon attaining age 50 with ten (10) years of service to the company or age 60, these Options, if granted at least six (6) months prior to such termination, shall continue to vest and may be exercised during the period ending four (4) years after termination, but in no event later than ten (10) years after the date of grant.
(e) If the Optionee’s employment is terminated for any reason other than those set forth in subparagraphs (a), (b), (c) and (d) above, the Optionee may exercise his or her Options, to the extent exercisable as of the date of his or her termination, within one hundred (100) days after termination, but in no event later than ten (10) years after the date of grant.
5. TERM OF OPTIONS. These Options may not be exercised more than ten (10) years from the date of original grant of these Options and may be exercised during such term only in accordance with the Plan and the terms of these Options.
6. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. As provided in the Plan, the number and kind of shares of Company stock subject to these Options shall be appropriately adjusted along with a corresponding adjustment in the option price to reflect any stock dividend, stock split, split-up or any combination or exchange of shares, however accomplished.
7. ADDITIONAL OPTIONS. The Compensation Committee may or may not grant you additional stock options in the future. Nothing in this grant of options or any future grant should be construed as suggesting that additional grants of options to you will be forthcoming.
10333 • 03/02 • 250

Nordstrom, Inc.
Notice of Grant of Stock Options

<NAME>	ID: <ID>
Grant No: <Grant #>
On February 25, 2002, you were awarded non-qualified stock options under the Nordstrom, Inc. 1997 Stock Option Plan to purchase shares of Nordstrom, Inc. stock. The details of your grant, including the four-year vesting schedule, are outlined below:

Option Date	Price	Number of Options
02/25/2002	$25.36	<Number of Options>
Vesting Schedule

Shares	Vest Date	Expiration
<share1>	02/25/2003	02/25/2012

<share2>	02/25/2004	02/25/2012

<share3>	02/25/2005	02/25/2012

<share4>	02/25/2006	02/25/2012
Please keep this Notice for your records. You are not required to return this or any other document to Nordstrom, Inc. in connection with your grant.
If you have any questions about your stock option grant, please call Nordstrom Executive Benefits at (206) 303-5855 or email executive.benefits@nordstrom.com.